Exhibit 10.9

THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS NOTE SHALL BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$400,000.00	August 30, 2021

Pennington, NJ

For value received APIMEDS PHARMACEUTICALS US, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to APIMEDS, INC. or its permitted assigns (“Holder”) the principal sum of $400,000.00 together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

1. Repayment. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. The outstanding principal amount of this Note shall be due and payable on the earlier of (a) August 30, 2026 or (b) a Sale of the Company (the “Maturity Date”). A “Sale of the Company” shall mean (i) the acquisition of the Company by another entity or person by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than (x) a SPAC Transaction (defined below) or (y) a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The Company shall provide the Holder with at least ten (10) business days prior written notice before consummating a Sale of the Company.

2. Interest Rate. Simple interest on the outstanding principal amount hereof shall accrue from the date hereof until payment in full, at the rate of five percent (5%) per annum or the maximum rate permissible by law, whichever is less. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3. Conversion.

(a) Automatic Conversion into Common Stock. The outstanding principal balance of this Note plus all accrued but unpaid interest hereon shall automatically convert, without any further action on the part of either Company or Holder, into shares of Common Stock upon the earliest to occur of (i) immediately prior to the closing of the Company’s sale of its Common Stock in a firm commitment underwritten public offering on an internationally recognized and reputable stock exchange that results in at least $40,000,000 of gross proceeds to the Company (a “Qualified IPO”), (ii) immediately prior to the closing of the Company’s initial listing of its Common Stock on an internationally recognized and reputable stock exchange by means of an effective registration statement on Form S-1 filed by this Corporation with the Securities and Exchange Commission that in either case in at least $40,000,000 of gross proceeds to the selling stockholders (a “Qualified Direct Listing”), or (iii) upon the consummation of a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Company with a publicly traded “special purpose acquisition company” or its subsidiary (a “SPAC”), immediately following the consummation of which the common stock or share capital of the SPAC or its successor entity is listed on an internationally recognized and reputable stock exchange (a “SPAC Transaction”). The number of shares of Common Stock shall be, determined by dividing (x) the outstanding principal balance hereof plus accrued but unpaid interest by (y) as applicable, (i) in case of a Qualified IPO, the per share price, for which shares of Common Stock are initially offered in the Qualified IPO as reflected in the final prospectus, (b) in case of a Qualified Direct Listing, the fist closing price of the Common Stock on the first trading day, following the Qualified Direct Listing; and (c) in case of a SPAC Transaction, the price per share of the successor entity that is established in connection with such SPAC Transaction.

(b) Mechanics of Conversion. This Note shall be converted automatically without any further action by the Holder and whether or not the original Note is surrendered the Company. The Company shall not be obligated to issue certificates evidencing the shares of common Stock issuable upon an event described in this Section 3 unless either the original Note is delivered to the Company; or the Holder notifies the Company that such original Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost Note.

(c) Fractional Shares. If the conversion of this Note would result in the issuance of a fractional share, the Company may at its discretion, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a Sum in cash equal to the product resulting from multiplying the then current fair market value of one share of the class and series of capital stock into which this Note has converted by such fraction.

4. Maturity. Unless this Note has been previously converted in accordance with the terms of Section 3 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

5. Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6. Prepayment. The Company may repay this Note at any time prior to the Maturity Date.

7. Default. If there shall be any Event of Default hereunder, this Note shall accelerate and all principal and unpaid accrued interest shall become immediately due and payable, provided that the Company shall have twenty (20) days from receipt of such notice to cure an Event of Default in the case of Section 7(a). The occurrence of any one or more of the following shall constitute an Event of Default:

(a) The Company fails to pay timely all or any part of the principal amount due under this Note on the date the same becomes due and payable or all or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

8. Further Assurances. The Company, from time to time after the date hereof, at the Holder’s request, will execute, acknowledge and deliver to Holder such other instruments and will take such other actions and execute and deliver such other documents, certifications and further assurances as Holder may reasonably request in order to carry out the intent and purposes of this Note.

9. Waiver. The Company hereby waives diligence, demand, notice, presentment, protest and notice of dishonor.

10. Severability. If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof.

11. Governing Law. This Note shall be governed by and construed under the internal laws of the State of Delaware, without giving effect to conflicts of laws principles.

12. Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BYLAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

13. Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

14. Assignment. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

[signature page follows]

APIMEDS PHARMACEUTICALS US, INC.

By:	/s/ Scott Hollander
Name:	Scott Hollander
Title:	Chief Executive Officer

[Signature page to Convertible Promissory Note]